Exhibit 16.1


                 [Letterhead of Livingston, Wachtell & Co., LLP]



January 10, 2005



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Ladies and Gentlemen:

         We have read statements that we understand Minghua Group International Holdings Limited will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of its auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Livingston, Wachtell & Co., LLP

Livingston, Wachtell & Co., LLP